Exhibit 99
	Marriott International, Inc.	Marriott Drive
	Corporate Headquarters	Washington, D.C. 20058

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL, INC. ANNOUNCES EXPIRATION OF EXCHANGE OFFERS

WASHINGTON, D.C. -- Nov. 8, 2005 -- Marriott International, Inc. (NYSE:MAR) (the "Company") today announced the expiration of its offers to exchange its 5.81% Series G Notes due November 10, 2015 (the "New Notes") for up to $293,890,000 of its 7% Series E Notes due January 15, 2008 and up to $300,000,000 of its 7-7/8% Series C Notes due September 15, 2009 (collectively, the "Old Notes"). The exchange offers expired at 12:00 midnight, New York City time, on November 7, 2005.

As of the expiration date, $427,231,000 aggregate principal amount of outstanding Old Notes had been validly tendered for exchange and not withdrawn, including $203,281,000 of the Series E Notes and $223,950,000 of the Series C Notes.

The Company will accept all of these Old Notes validly tendered and not withdrawn as of the expiration date. Upon settlement of the exchange offer, the Company will issue $427,231,000 aggregate principal amount of New Notes and will pay approximately $31.14 million as a cash payment, including approximately $8.77 million for the Series E Notes and approximately $22.37 million for the Series C Notes. Settlement of the exchange offer is expected to occur on Thursday, November 10, 2005. In addition, holders whose Old Notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.

The New Notes will be issued only to holders of Old Notes that have certified certain matters to the Company, including their status as "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act of 1933 ("Eligible Holders"). The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers were made only pursuant to the Confidential Offering Memorandum dated October 11, 2005 and related letter of transmittal and only to such persons and in such jurisdictions as was permitted under applicable law.

Note:  This press release contains "forward-looking statements" within the meaning of federal securities laws, including statements about the settlement date for the offers and the terms of the New Notes.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.